Exhibit 99.1

Press Release - Notes Pricing

SandRidge Energy, Inc. Announces Pricing of $900 Million Offering of Senior Notes

OKLAHOMA CITY, March 2 — SandRidge Energy, Inc. (NYSE: SD) today announced the pricing of its private placement of $900 million of 7.50% Senior Notes due 2021. The offering, which was sold at 100% of par to yield 7.50% to maturity, was increased from a previously announced offering size of $700 million. The offering, which is subject to customary closing conditions, is expected to settle on March 15, 2011. Net proceeds from this offering will be used to fund its pending tender offer for up to $650 million in aggregate principal amount of its 8.625% Senior Notes due 2015 (the “2015 Notes”), payment of the accrued, unpaid interest on such notes in connection with the tender offer and repay borrowings under the company’s senior credit facility.

To the extent that any 2015 Notes are not tendered or in the event the tender offer is not consummated, any remaining net proceeds are expected to be used for general corporate purposes, including the repayment of outstanding borrowings under its senior credit facility. The company may also redeem or purchase any of the 2015 Notes that are not tendered and purchased in its tender offer using remaining net proceeds from this offering (if any), cash on hand or borrowings under its senior credit facility.

The notes have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. The company plans to offer and issue the notes only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S.

This press release is being issued pursuant to Rule 135c under the Securities Act of 1933, and is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking. Forward-looking statements are based on assumptions and beliefs that we believe to be reasonable; however, assumed facts almost always vary from actual results and the differences between assumed facts and actual results can be material depending upon the circumstances. Our forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany those statements. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance, and other factors as discussed in our filings with the Securities and Exchange Commission. Among the factors that could cause results to differ materially are those risks discussed in the periodic reports we file with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2010. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” In addition, we undertake no obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of this Statement.

Contact: Kevin White, 405-429-5515